EXHIBIT 99.1

Carrollton Bancorp Extends Termination Date of Merger Agreement With Jefferson Bancorp

COLUMBIA, Md., March 1, 2013 (GLOBE NEWSWIRE) -- Carrollton Bancorp (Nasdaq:CRRB) today announced that it has extended the termination date of the Agreement and Plan of Merger (the "Merger Agreement") by and among Carrollton, Jefferson Bancorp, Inc. ("Jefferson") and Financial Services Partners Fund I, LLC ("FSPF"), dated as of April 8, 2012, and amended as of May 7, 2012. Carrollton, Jefferson and FSPF entered into the Second Amendment (the "Amendment") to the Merger Agreement on February 28, 2013 to reflect their agreement to extend the termination date.

Under the terms of the Amendment, the Merger Agreement can be terminated by Carrollton or Jefferson at any time after either March 15, 2013 or after April 19, 2013, depending on the timing of the receipt of a designated regulatory approval. Previously, the Merger Agreement could have been terminated by either party at any time after February 28, 2013 if the merger had not been completed on or before that date.

As disclosed in Carrollton's Proxy Statement, dated July 11, 2012 (the "Proxy Statement"), it is a condition to closing under the Merger Agreement that the acquisition of Carrollton by FSPF through the merger with Jefferson be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). If the required approval of the Federal Reserve Board (the "FRB Approval") is not received by March 15, 2013, either Jefferson or Carrollton may thereafter terminate the Merger Agreement at any time. If the FRB Approval is received by March 15, 2013 but the merger is not consummated prior to April 19, 2013, either Jefferson or Carrollton may thereafter terminate the Merger Agreement at any time.

The merger of Carrollton and Jefferson also remains subject to additional conditions to closing under the Merger Agreement, including that the merger of Carrollton's bank subsidiary, Carrollton Bank, with and into Jefferson's bank subsidiary, Bay Bank, FSB ("Bay Bank"), be approved by the Office of the Comptroller of the Currency (the "OCC").

About Carrollton Bancorp/Carrollton Bank

Carrollton Bank is a wholly-owned subsidiary of Carrollton Bancorp, a publicly traded bank holding company (Nasdaq:CRRB) headquartered in Columbia, Maryland. Carrollton Bank has been committed to providing outstanding financial service to the central Maryland region for more than 100 years. Carrollton Bank provides a wide range of financial services for personal and business banking customers, including a variety of checking accounts, competitive rates on certificates of deposit and savings accounts, commercial lending, free nationwide ATMs with the MoneyPass® symbol, mortgages, investment services and 24-hour internet and telephone banking. As of December 31, 2011, Carrollton Bank had approximately $365 million in total assets and ten (10) branch locations in the region. Please visit Carrollton Bank's website at www.carrolltonbank.com for additional information.

About Jefferson Bancorp, Inc./Bay Bank, FSB

Jefferson Bancorp, Inc. was formed in 2009 to operate as the savings and loan holding company of a federal savings bank, Bay Bank, FSB, which commenced operations in July 2010, when it acquired certain assets and assumed certain liabilities of Bay National Bank from the Federal Deposit Insurance Corporation. Substantially all of Jefferson Bancorp, Inc.'s outstanding common shares are owned by Financial Services Partners Fund I, LLC. FSPF is a Delaware limited liability company established on July 1, 2005, to pursue equity investments in banks, thrifts, insurance and specialty finance institutions. Bay Bank, FSB is headquartered in Lutherville, Maryland, and is focused on providing superior customer service to small and medium-sized businesses, their owners and professionals located throughout the region. Its core products are commercial loans, real estate loans, commercial and consumer deposit services, cash management services and consumer loans. As of December 31, 2011, Bay Bank had total assets of approximately $130 million and two branch locations. Please visit Bay Bank's website at www.baybankmd.com for additional information.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Carrollton Bancorp and Jefferson Bancorp, Inc. and the financial condition and projected expenses of Carrollton Bancorp, Jefferson Bancorp, Inc. and the combined company. These forward-looking statements about future expectations, plans and prospects of Carrollton Bancorp, Jefferson Bancorp, Inc. and the combined company involve significant risks, uncertainties and assumptions, including risks that can be found in the "Risk Factors" section of the Carrollton Bancorp Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Carrollton Bancorp periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Carrollton Bancorp contemplated by these forward-looking statements. These forward looking statements reflect management's current views, and Carrollton Bancorp does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

CONTACT: Robert A. Altieri
         410.536.7392